CABLEVISION SYSTEMS CORPORATION
Contact:  Charlie Schueler
(516) 393-1399

Susan Pelcher
(516) 393-1961

TELE-COMMUNICATIONS, INC.
Contact:  LaRae Marsik, Media Relations
303-267-5277
Linda Dill, Investor Relations
303-267-5048


                    TCI AND CABLEVISION COMPLETE TRANSACTION

        NEW YORK, NEW JERSEY AREA CABLE SYSTEMS SERVING 830,000 CUSTOMERS
                           TRANSFERRED TO CABLEVISION,
                     TCI RECEIVED EQUITY POSITION IN RETURN

WOODBURY, N.Y., AND ENGLEWOOD, COLO., MARCH 4, 1998 - Cablevision Systems Corporation (ASE:CVC) and TCI Communications, Inc. ("TCIC"), part of TeleCommunications, Inc.'s TCI Group (NASDAQ:TCOMA), today announced that they have completed the transfer of TCIC's New York metropolitan area cable systems to Cablevision. Cablevision now serves the country's largest single regional cluster of cable customers -- 2.5 million cable homes.

In the transaction, originally announced in June 1997, Cablevision has acquired TCIC's systems in New Jersey, Westchester Country, N.Y. and Long Island serving approximately 830,000 customers. In exchange, subsidiaries of Tele-Communication, Inc. ("TCI") have received approximately 12.2 million newly issued Cablevision Class A Common shares, which represents approximately 33 percent of Cablevision's total shares outstanding. TCI will have two representatives on Cablevision's board of directors, each of whom will occupy seats elected by Cablevision Class B shareholders.

"This acquisition is key to our strategy to focus resources on our core geographic clusters in the New York, Boston and Cleveland markets," explained Cablevision Chief Executive Officer James L. Dolan. "It will enable us to offer our customers a new generation of



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telecommunications technologies and services, including high-speed Internet access, telephone service, HDTV, digital television, and attractive regional and local programming."

"We're very pleased to have an investment in Cablevision as they enhance their operations in the New York area and bolster their growth into new product and service areas," said Leo J. Hindery Jr., president and chief executive officer of TCI Communications, Inc. "This is a tremendously valuable arrangement for both companies, and we look forward to a very long relationship with the exceptional management team at Cablevision."

Effective immediately, Cablevision will operate systems serving approximately 597,000 customers in New Jersey, including Hamilton, Raritan Valley (formerly Tri-System), Elizabeth, Morris, Paterson/Allamuchy, and Oakland. The acquisition also includes the systems serving approximately 162,000 customers in Westchester, including Ramapo/Rockland, Warwick and Southern Westchester (Mamaroneck). In addition, Cablevision has acquired the Brookhaven, Long Island system, which serves 71,000 customers.

Separately, Cablevision and TCIC have reached an agreement in principle for Cablevision to purchase systems serving 250,000 households in Connecticut in exchange for Cablevision's Kalamazoo, Michigan system and an additional equity position in the company. That transaction is expected to be completed later this year.

Cablevision Systems Corporation is one of the nation's leading telecommunications and entertainment companies and one of the largest operators of cable television systems in the United States. Cablevision serves more than
3.3 million customers in nine states with major operations in the Boston, Cleveland and New York metropolitan area, where Cablevision now serves 2.5 million households. Its subsidiary, Rainbow Media Holdings, Inc., manages entertainment, news and sports programming, including American Movie Classics, Bravo, and The Independent Film Channel, and is a 50-percent partner in Fox Sports Net. The company owns a majority interest in Madison Square Garden L.P., which includes the arena complex, the New York Knicks, the New York Rangers, as well as the MSG Network. Its Radio City Productions manages the operations of New York's famed Radio City Music Hall, and holds a long-term lease on the property. Cablevision Lightpath, a wholly-owned subsidiary, provides telephone service to more than 850 businesses on Long Island, while Optimum Online offers high speed online and Internet access via cable modems to customers in New York and Connecticut. Most recently, the company acquired Nobody Beats The Wiz, Inc.

Tele-Communications, Inc. is traded through the TCI Group, the TCI Ventures Group and the Liberty Media Group common stocks. The Series A and Series B TCI Group


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common stocks are traded on the National Market tier of the Nasdaq Stock Market under the symbols of TCOMA and TCOMB, respectively.




























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